Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-206831, No. 333-202801) and S‑8 (No. 333-207420, No. 333-204514) of Blue Bird Corporation of our report dated December 15, 2015 relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Atlanta, GA
December 15, 2015